UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 23, 2013

Gladstone Commercial Corporation

(Exact Name of Registrant as Specified in Charter)

Maryland	001-33097	02-0681276
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1521 Westbranch Drive, Suite 200 McLean, Virginia	22102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 287-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

Set forth below are certain preliminary estimates of the results of operations of Gladstone Commercial Corporation (the “Company”) for the three months ended March 31, 2013. These estimates represent the most current information available to management because the Company’s financial closing procedures for the quarter ended March 31, 2013 are not yet complete. These estimates are not a comprehensive statement of the Company’s financial results for the three months ended March 31, 2013, and the Company’s actual results may differ materially from these estimates as a result of the completion of the Company’s financial closing procedures, final adjustments and other developments arising between now and the time that the Company’s financial results for the three months ended March 31, 2013 are finalized. The estimates for the three months ended March 31, 2013 are not necessarily indicative of any future period and should be read together with the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. The preliminary financial data included below has been prepared by, and is the responsibility of, the Company’s management. PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, PwC does not express an opinion or any other form of assurance with respect thereto.

The following are preliminary estimates for the three months ended March 31, 2013:

Total operating revenues for the three months ended March 31, 2013 are preliminarily estimated to be approximately $14.0 million, compared to $12.1 million for the three months ended March 31, 2012. The increase in operating revenues was a result of the Company’s eight property acquisitions in the past twelve months, partially offset by vacancies at certain of the Company’s properties.

Total operating expenses for the three months ended March 31, 2013 are preliminarily estimated to be approximately $7.3 million, compared to total operating expenses of $5.8 million for the three months ended March 31, 2012. The estimated increase in total operating expenses for the three months ended March 31, 2013 when compared to the three months ended March 31, 2012 was primarily due to an increase in depreciation expense from the Company’s eight acquisitions over the past twelve months, and increase in the Company’s property operating expenses from the Company’s vacant buildings.

Total other expenses for the three months ended March 31, 2013 are preliminarily estimated to be approximately $6.3 million, compared to total other expenses of $5.0 million for the three months ended March 31, 2012. The estimated increase in total other expenses for the three months ended March 31, 2013 when compared to the three months ended March 31, 2012 was primarily due to an increase in interest expense from the $128.1 million of mortgage debt assumed and issued in the past twelve months, coupled with an increase in distributions on the Company’s Series C Preferred that was not outstanding the full three months ended March 31, 2012.

Funds from operations (“FFO”) available to common stockholders for the three months ended March 31, 2013 is preliminarily estimated to be approximately $4.3 million, compared to $4.2 million for the three months ended March 31, 2012, or $0.38 per share for each respective period.

Additionally, the Company estimates that their total assets will be approximately $569.2 million at March 31, 2013, compared to $564.8 million as of December 31, 2012, primarily due to the acquisition of the property located in Egg Harbor Township, New Jersey, discussed below, during the three months ended March 31, 2013. The Company’s mortgage note payable increased to $361.0 million at March 31, 2013 as compared to $359.2 million as of December 31, 2012, primarily due to the long-term financing incurred in connection with this acquisition, partially offset by amortizing principal payments made during the three months ended March 31, 2013. The borrowings outstanding under the Company’s line of credit increased to $26.4 million at March 31, 2013 as compared to $25.0 million as of December 31, 2012, primarily due to additional cash drawn at the end of the quarter to fund this new acquisition.

The following table provides a reconciliation of the Company’s FFO available to common stockholders for the three months ended March 31, 2013 and 2012, to the most directly comparable Generally Accepted Accounting Principles in the United States (“GAAP”) measure, net income available to common stockholders, and a computation of basic and diluted FFO per weighted average share of common stock:

	For the three months ended March 31 (Dollars in Thousands, Except Per Share Amounts)
	2013	2012

Net income	$433	$1,301
Less: Distributions attributable to preferred and senior common stock	(1,076)	(1,042)

Net (loss) income available to common stockholders	$(643)	$259

Add: Real estate depreciation and amortization	4,901	3,904
Less: Gain on sale of real estate	—	—

FFO available to common stockholders	$4,258	$4,163

Weighted average common shares outstanding – basic	11,230,647	10,945,379
Weighted average common shares outstanding – diluted	11,362,666	11,006,597

Basic FFO per weighted average share of common stock	$0.38	$0.38

Diluted FFO per weighted average share of common stock	$0.37	$0.38

Distribution declared per share of common stock	$0.375	$0.375

The Company believes that FFO available to common stockholders, Basic FFO per share and Diluted FFO per share are useful to investors because they provide investors with a further context for evaluating the Company’s FFO results in the same manner that investors use net income and earnings per share (“EPS”), in evaluating net income available to common stockholders. In addition, because most REITs provide FFO available to common stockholders, Basic FFO and Diluted FFO per share information to the investment community, the Company believes these are useful supplemental measures when comparing us to other REITs. The Company believes that net income is the most directly comparable measure to FFO under U.S. generally accepted accounting principles, or GAAP, Basic EPS is the most directly comparable GAAP measure to Basic FFO per share, and that Diluted EPS is the most directly comparable GAAP measure to Diluted FFO per share.

In connection with an impairment analysis that the Company is performing for the three months ended March 31, 2013, the Company determined that its property located in South Hadley, Massachusetts may become impaired in the future. The lease on this property expires in January 2014 and the Company is currently negotiating a potential lease extension with the existing tenant. Accordingly, there is a possibility the Company would have to impair the property in 2013 if the Company does not negotiate a lease extension on this building.

The information set forth in this Item 2.02 contains forward-looking statements. These forward-looking statements may be identified by their use of terms and phrases such as “estimate,” “expect,” and other similar terms and phrases, and such forward-looking statements include, but are not limited to, the statements regarding the Company’s preliminary estimates of the results of operations for the quarter ended March 31, 2013 and financial condition as of March 31, 2013. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements, including, but not limited to the finalization of the Company’s financial statements for the three months ended March 31, 2013. Except as required by law, the Company undertakes no obligation to update publicly any forward-looking statement made herein for any reason to conform the statement to actual results or changes in the Company’s expectations.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the information set forth in this Item 2.02 is deemed to be furnished and shall not be deemed to be filed.

Item 7.01. Regulation FD Disclosure.

Set forth below is a summary of certain investment, leasing and financing activities of the Company since the year ended December 31, 2012.

Investment Activities

Egg Harbor Township, New Jersey: On March 28, 2013, the Company acquired a 29,257 square foot office building located in Egg Harbor Township, New Jersey for $5.7 million, excluding related acquisition expenses of $0.1 million. The Company funded this acquisition with existing cash on hand and the issuance of $3.7 million of mortgage debt on the property. AtlantiCare Healthy System, Inc., a not-for-profit health system, has leased the property for 10 years and has an option to renew the lease for an additional five-year period. The lease provides for prescribed rent escalations over the life of the lease, with annualized straight line rents of $0.5 million.

Clintonville, Wisconsin: On April 11, 2013, the Company funded a $3.3 million, 102,400 square foot expansion of our property located in Clintonville, Wisconsin. In connection with the expansion of the property, the Company executed a lease amendment to extend the lease for an additional eight years, through October 2028. The lease was originally set to expire in October 2020. The lease was also amended to provide for an increase to the rental income over the life of the lease, with annualized straight line rents of approximately $1.0 million, up from $0.6 million as of March 31, 2013.

Pending Acquisitions: The Company has entered into purchase and sale agreements to acquire two additional properties, subject to various closing conditions, that the Company expects to close over the next 30 days. The Company can make no assurance that it will acquire any of the properties that are currently under contract or, if it does, what the terms or timing of any such acquisition will be.

Leasing Activities

Champaign, Illinois: On January 14, 2013, the Company extended the lease with the tenant occupying its property located in Champaign, Illinois. The lease covering this property was extended for approximately 11 additional years, through December 2024. The lease was originally set to expire in December 2013. The lease provides for prescribed rent escalations over the life of the lease, with annualized straight line rents of approximately $1.4 million. In connection with the extension of the lease and the modification of certain terms under the lease, the Company paid $0.4 million in leasing commissions.

Hazelwood, Missouri: On April 4, 2013, the Company executed a lease with a tenant to occupy its previously vacant property located in Hazelwood, Missouri. However, the lease is subject to a 45-day due diligence period, with a 15-day extension period at the option of the tenant, in which the tenant has the right to perform inspections and reviews of the property. The tenant has the right to terminate the lease at any time prior to the expiration of the due diligence period, which currently expires on May 20, 2013, or June 4, 2013 if the 15-day extension period is exercised. The lease covering this property is for 10 years, through May 2023; however, the tenant has two options to purchase the property: one option in March 2017 and the other option in May 2023. The lease provides for prescribed rent escalations over the life of the lease, with annualized straight line rents of approximately $0.2 million. In connection with the extension of the lease and the modification of certain terms under the lease, the Company will pay $0.1 million in leasing commissions.

Akron, Ohio: On April 10, 2013, the Company extended the lease with the tenant occupying its property located in Akron, Ohio. The lease covering this property was extended for approximately 10 additional years, through January 2024. The lease was originally set to expire in January 2014. The lease provides for prescribed rent escalations over the life of the lease, with annualized straight line rents of approximately $0.3 million. In connection with the extension of the lease and the modification of certain terms under the lease, the Company provided a tenant allowance of $0.5 million.

Financing Activities

Citigroup: On March 28, 2013, through a wholly-owned subsidiary, the Company borrowed $3.7 million pursuant to a long-term note payable from Citigroup Global Markets Realty Corp., which is collateralized by a security interest in our recently acquired Egg Harbor Township, New Jersey property. The note accrues interest at a fixed rate of 4.16% per year and the Company may not repay this note prior to the last two months of the term, or the Company would be subject to a prepayment penalty. The note has a maturity date of April 6, 2023. The Company used these borrowings to acquire the Egg Harbor Township, New Jersey property on the same date.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the information set forth in this Item 7.01 is deemed to be furnished and shall not be deemed to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gladstone Commercial Corporation

April 23, 2013	By:	/s/ Danielle Jones
Danielle Jones
Chief Financial Officer and Treasurer